                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                            JDA Software Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   46612K 10 8
                            -------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed

        [ ] Rule 13d - 1(b)
        [ ] Rule 13d - 1(c)
        [X] Rule 13d - 1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5 pages

CUSIP NO. 46612K 10 8                  13G                     PAGE 2 OF 5 PAGES

--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
    1       S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            James D. Armstrong

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Canada
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

      NUMBER OF                  2,087,561
                       ---------------------------------------------------------
       SHARES             6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                   725
                       ---------------------------------------------------------
       BY EACH            7      SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                    2,087,561
                       ---------------------------------------------------------
        WITH              8      SHARED DISPOSITIVE POWER

                                 725
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,088,286
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*
            [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            8.5%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON *

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILING OUT!



                                Page 2 of 5 pages

Schedule 13G
James D. Armstrong  (cont.)

ITEM 1.

        (a)     Name of Issuer: JDA Software Group, Inc.

        (b)     Address of Issuer's Principal Executive Offices:

                14400 N. 87th Street, Scottsdale, AZ 85260

ITEM 2.

        (a)     Name of Person Filing:

                James D. Armstrong

        (b)     Address of Principal Business Office or, if none, Residence:

                c/o JDA Software Group, Inc.
                14400 N. 87th Street, Scottsdale, AZ 85260
                Phoenix, AZ 85260

        (c)     Citizenship: Canada

        (d)     Title of Class of Securities: Common Stock, $0.01 par value

        (e)     CUSIP Number: 46612K 10 8

ITEM 3. STATUS OF PERSON FILING:

                Not applicable.

ITEM 4. OWNERSHIP

        (a)     Amount Beneficially Owned:

                2,088,286 shares

        (b)     Percent of Class: 8.5%

        (c)     Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 2,087,561 shares

                (ii)    shared power to vote or to direct the vote: 725 shares

                (iii)   sole power to dispose or to direct the disposition of:
                        2,087,561 shares

                (iv)    shared power to dispose or to direct the disposition of:
                        725 shares



                                Page 3 of 5 pages

Schedule 13G
James D. Armstrong  (cont.)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP

               Not applicable.

ITEM 10. CERTIFICATION


(a)      Not Applicable.

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that effect.



                                Page 4 of 5 pages

Schedule 13G
James D. Armstrong  (cont.)

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2001
                                                    Date

                                       /s/ James D. Armstrong
                                       -----------------------------------------
                                                     Signature

                                       James D. Armstrong, Chairman and
                                       Chief Executive Officer
                                                     Name/Title


                                Page 5 of 5 pages